EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 20, 2013

Current Month				Rolling Performance*				Rolling Risk Metrics* (Jan 2009 – Dec 2013)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	2.8%	-1.1%	-5.7%	-5.7%	-8.3%	-6.1%	-0.4%	-6.1%	10.2%	-28.9%	-0.6	-0.8
B**	2.8%	-1.1%	-6.3%	-6.3%	-8.9%	-6.7%	-1.1%	-6.7%	10.2%	-31.1%	-0.6	-0.8
Legacy 1***	2.8%	-0.9%	-3.6%	-3.6%	-6.3%	N/A	N/A	-3.5%	10.2%	-23.0%	-0.3	-0.5
Legacy 2***	2.9%	-0.9%	-3.8%	-3.8%	-6.6%	N/A	N/A	-3.8%	10.2%	-23.7%	-0.3	-0.5
Global 1***	3.0%	-0.9%	-3.2%	-3.2%	-6.0%	N/A	N/A	-4.1%	9.7%	-22.1%	-0.4	-0.5
Global 2***	3.0%	-0.9%	-3.4%	-3.4%	-6.2%	N/A	N/A	-4.4%	9.7%	-23.1%	-0.4	-0.6
Global 3***	3.0%	-1.0%	-5.0%	-5.0%	-7.8%	N/A	N/A	-6.1%	9.7%	-28.9%	-0.6	-0.8

S&P 500 Total Return Index****	2.4%	0.8%	30.2%	30.2%	15.5%	17.5%	7.2%	17.5%	15.8%	-18.2%	1.1	1.7
Barclays Capital U.S. Long Gov Index****	0.8%	-0.2%	-11.0%	-11.0%	6.1%	2.8%	6.1%	2.8%	12.1%	-14.1%	0.3	0.4
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	27%					27%
Energy	5%	Long	Brent Crude Oil	2.0%	Long	5%	Long	Brent Crude Oil	2.0%	Long
			Natural Gas	1.9%	Long			Natural Gas	1.9%	Long
Grains/Foods	13%	Short	Corn	3.5%	Short	13%	Short	Corn	3.6%	Short
			Wheat	2.4%	Short			Wheat	2.4%	Short
Metals	9%	Short	Gold	3.6%	Short	9%	Short	Gold	3.6%	Short
			Silver	2.3%	Short			Silver	2.3%	Short
FINANCIALS	73%					73%
Currencies	37%	Short $	Japanese Yen	7.5%	Short	37%	Short $	Japanese Yen	7.5%	Short
			British Pound	4.2%	Long			British Pound	4.2%	Long
Equities	22%	Long	S&P 500	4.2%	Long	22%	Long	S&P 500	4.2%	Long
			DAX Index	3.6%	Long			DAX Index	3.6%	Long
Fixed Income	14%	Long	Long Gilts	2.7%	Short	14%	Long	Long Gilts	2.7%	Short
			Japanese Gov't Bonds	1.8%	Long			Japanese Gov't Bonds	1.8%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy
Crude oil prices rose over 2% as overall demand increased following the Federal Reserve’s decision to scale back its bond-buying program. Heating oil prices advanced by more than 3% as oil inventories fell and overall demand rose.

Grains/Foods	Corn prices gained 3% as dry weather in South America reduced overall supply prospects. Cocoa prices gained after a report showed supply deficits were higher than previously thought.
Metals
Precious metal prices declined as demand for safe-haven assets fell after the Federal Reserve announced its decision to scale back its bond-buying program, an action that instilled confidence in the markets.

Currencies
The New Zealand dollar fell against the U.S. dollar in reaction to the Federal Reserve’s decision to taper its bond buying program beginning in 2014. The Australian dollar depreciated by 1% on the same news.

Equities
Equities markets in Europe, Japan, and the U.S. rallied in reaction to the Federal Reserve’s decision to taper. The Hang Seng index lost more than 1% as investors worried about a liquidity crisis in China as mainland banks struggled to raise cash for investment.

Fixed Income
U.S. 10-Year and 30-Year Treasury prices experienced losses as investors took the Federal Reserve’s decision to taper as a sign the central bank will end its bond-buying program earlier than previously thought.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.